EXHIBIT 3.5

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
MERISEL, INC.

PURSUANT TO SECTION 242 OF THE GENERAL
CORPORATION LAW OF THE STATE OF DELAWARE

Merisel, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Pursuant to a Unanimous Written Consent dated September 10, 2004, resolutions were adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and submitting said amendment for consideration before the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the first paragraph of Article IV of the Corporation’s Restated Certificate of Incorporation be amended to read in its entirety as set forth below:

“The Corporation is authorized to issue a total of 31,000,000 shares of stock which shall be divided into two classes of shares designated as “Common Stock” and “Preferred Stock”. The number of shares of Common Stock authorized to be issued is 30,000,000 with a par value of $.01 per share, and the number of shares of Preferred Stock authorized to be issued is 1,000,000 with a par value of $.01 per share.”

SECOND: That thereafter, pursuant to resolution of the Corporation’s Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares required by statute were voted in favor of the amendment.

THIRD: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEROF, Merisel, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name the 27th day of October, 2004.

MERISEL, INC.

By:	/s/ Timothy N. Jenson
Timothy N. Jenson
Title: Chief Executive Officer and President